Exhibit 99.1

ACTIVISION BLIZZARD ANNOUNCES BETTER-THAN-EXPECTED

AND RECORD SECOND QUARTER 2016 FINANCIAL RESULTS

Company Increases CY 2016 Revenues and EPS Outlook

Record Q2 Revenues, Growing More Than 50% Year-over-Year

Record Quarterly Digital Revenues of Over $1 Billion

Record Q2 Operating Cash Flow, Up More Than 250% Year-over-Year

Santa Monica, CA – August 4, 2016 – Activision Blizzard, Inc. (Nasdaq: ATVI) today announced better-than-expected financial results for the second quarter of 2016.

	Second Quarter
(in millions, except EPS)	2016	Prior Outlook*	2015
GAAP Net Revenues	$1,570	$1,425	$1,044
GAAP EPS	$0.17	$0.10	$0.29
Non-GAAP (redefined) EPS	$0.45	$0.36	$0.31

For the quarter ended June 30, 2016, Activision Blizzard’s net revenues presented in accordance with Generally Accepted Accounting Principles (“GAAP”) were a Q2 record $1.57 billion, as compared with $1.04 billion for the second quarter of 2015, an increase of 50%. GAAP net revenues from digital channels were an all-time quarterly record of $1.14 billion, up 23% quarter-over-quarter and 101% year-over-year. GAAP earnings per diluted share were $0.17, as compared with $0.29 for the second quarter of 2015, down year-over-year primarily due to purchase price accounting related to the acquisition of King Digital Entertainment. On a Non-GAAP (redefined) basis, the company’s earnings per diluted share were a Q2 record $0.45, as compared with $0.31 for the second quarter of 2015, an increase of 45%.

	Second Quarter
(in millions, except EPS)	2016	Prior Outlook*	2015
Non-GAAP (as previously defined) Net Revenues	$1,609	$1,375	$759
Non-GAAP (as previously defined) EPS	$0.54	$0.38	$0.13

* GAAP and “Non-GAAP (as previously defined)” outlook was previously provided in the May 5, 2016 earnings release. “Non-GAAP (redefined)” outlook is what would have been provided on May 5, 2016 if the company were providing outlook based on the redefined methodology at that time. “Non-GAAP (redefined)” includes the net effect of revenue deferrals accounting treatment on certain of our online enabled products, which was expected to be $0.02 per diluted share in the outlook that was provided in the May 5, 2016 earnings release.

Activision Blizzard Announces Q2 2016 Financial Results

On a Non-GAAP (as previously defined) basis, the company’s net revenues were a Q2 record $1.61 billion, as compared with $759 million for the second quarter of 2015, an increase of 112%. Non-GAAP (as previously defined) net revenues from digital channels were an all-time quarterly record of $1.40 billion, up 76% quarter-over-quarter and 129% year-over-year. Non-GAAP (as previously defined) earnings per diluted share were a Q2 record $0.54, as compared with $0.13 for the second quarter of 2015, an increase of 315%.  Note that we are providing these Non-GAAP (as previously defined) measures for comparability one last time this quarter.

Activision Blizzard generated a Q2 record $479 million in operating cash flow for the quarter ended June 30, 2016, up 255% year-over-year. For the trailing twelve months ended June 30, 2016, operating cash flow totaled $1.64 billion, a 17% increase year-over-year.

Please refer to the tables at the back of this press release for a reconciliation of the company’s GAAP, non-GAAP (redefined) and non-GAAP (as previously defined) results.

Bobby Kotick, Chief Executive Officer of Activision Blizzard, said, “With Overwatch’s incredibly successful launch, Call of Duty’s record first half performance, and Candy Crush’s continued growth as key drivers of our overall performance, we delivered a record Q2. We exceeded our non-GAAP (as previously defined) outlook by $234 million in revenues and $0.16 in earnings per share, and raised our full-year outlook.”

Kotick added, “The lynchpin of our current success and our future growth is our talent. Our teams have the unique combination of passion, entrepreneurial spirit and inspired creativity. The success of Overwatch, our newest franchise, is a testament to this talent. I’m grateful to our over 10,000 employees, each of whom embodies these characteristics of our culture.”

Selected Business Highlights:

Audience Reach

•                 Activision Blizzard had 491 million Monthly Active Users (MAUs)A in the quarter.

•                 Blizzard had the biggest quarterly online player community in its history, with MAUsA of 33 million, up 29% quarter-over-quarter and 13% year-over-year. This reflects the successful launch of Overwatch® and strength across the broader portfolio, including Hearthstone®: Heroes of Warcraft™, which had record quarterly MAUsA, and World of Warcraft®, which had double-digit MAUA growth quarter-over-quarter and year-over-year.

•                 On May 24, 2016, Blizzard launched Overwatch which now has over 15 million players globally, including box and digital sales, internet game room players, and multi-user console households. In China, Overwatch broke the previous record set by Diablo® III as the fastest-selling PC game in the market’s history.1 Overwatch also currently holds the number one position in Korean Internet Game Rooms with over 30% share of play time.2

Activision Blizzard Announces Q2 2016 Financial Results

•                 Activision had the biggest second quarter online player community in its history, with MAUsA of 49 million, up 11% year-over-year. Activision continues to have four of the top ten games on current-generation consoles life-to-date, including Call of Duty®: Black Ops III at No. 1.3

•                 King MAUsA of 409 million declined in the quarter as expected due to seasonal trends and launch timing. King had three of the top-15-grossing titles in the U.S. mobile app stores for the tenth quarter in a row.4

Deep Engagement

•                 Activision Blizzard’s deep game experiences drove nearly 10 billion hours of play time during Q2.

•                 Players have spent about 500 million hours playing Blizzard’s Overwatch, with additional content updates ahead.

•                 Blizzard’s Hearthstone: Heroes of Warcraft had record total quarterly time spent with the launch of the Whispers of the Old Gods™ expansion.

•                 King’s time spent per MAUA was up quarter-over-quarter and year-over-year.

•                 Activision and its partners at Bungie launched an update in April for Destiny which drove strong reengagement, with an increase in MAUsA  and time spent per MAUA month-over-month.

•                 Activision Blizzard’s esports network, Major League Gaming, debuted the Enhanced Viewer Experience (EVE) which provides viewers with match statistics, up-to-the-minute leaderboards and situational insights live as the competition unfolds. MLG also announced a partnership with Facebook that includes broadcast of the “ESR” (Esports Report) on the social network platform.  MLG’s inaugural broadcast on Facebook was the June Call of Duty World League event, the Anaheim Open. Since the December acquisition, MLG’s reach on Facebook is up 700%.

•                 With the growth of the Call of Duty World League, Call of Duty esports viewership increased by more than 5 times year-over-year to 33 million views of the Stage 1 events. This year’s major events are yet to come.

Player Investment

•                 Activision Blizzard GAAP revenues from in-game content reached a record of over $900 million this quarter.  Activision Blizzard non-GAAP (as previously defined) revenues from in-game content reached a record of over $1 billion this quarterB. In-game content continues to be a rapidly growing part of the business.

•                 Blizzard had its biggest segment revenue quarter and first half year, ever. Blizzard’s quarterly segment operating income nearly tripled vs. the second quarter last year.  Additionally, Blizzard had record second quarter GAAP revenues and record quarterly non-GAAP revenues (as previously defined) in China. Blizzard’s overall performance was driven in particular by Overwatch’s outstanding launch, World of Warcraft’s strong pre-expansion momentum, with Legion pre-purchases tracking in-line with the previous expansion, and Hearthstone: Heroes of Warcraft’s double digit revenue growth year-over-year.

Activision Blizzard Announces Q2 2016 Financial Results

•                 Activision had its biggest segment operating income second quarter and first half year, ever, with continued momentum on Call of Duty, including on catalog sales, Season Pass, map packs and micro-transactions, and continued engagement on Destiny.

•                 Gross bookingsC for King’s Candy Crush™ franchise grew quarter-over-quarter and year-over-year.  In addition, King’s average revenue per paying user grew quarter-over-quarter and year-over-year, also driving year-over-year growth in King’s mobile gross bookingsC.

Company Outlook:

•                 On July 12, 2016, Activision released the third of four map packs for Call of Duty: Black Ops III, delivering four multiplayer maps in addition to an all-new Zombies experience, available first on PlayStation 4.

•                 On August 2, 2016, Blizzard launched its Summer Games content for Overwatch. The content includes a new soccer-like game mode and includes a variety of new Summer Games-themed cosmetic content in loot boxes.

•                 From August 5 to August 7, 2016, MLG will host a Call of Duty World League event in Orlando with a $100,000 prize pool.

•                 On August 11, 2016, Blizzard plans to release a new adventure for Hearthstone: Heroes of Warcraft. The adventure, One Night in Karazhan™, will offer single-player content and the ability to earn new cards for multiplayer duels.

•                 On August 30, 2016, Blizzard is expected to launch its highly anticipated World of Warcraft expansion, Legion™. World of Warcraft remains the No. 1 subscription-based MMORPG in the world.

•                 From September 2 to September 4, 2016, Activision will host fans at Call of Duty XP. Thousands of fans will enjoy hands-on Call of Duty: Infinite Warfare™ play, the first Call of Duty VR experience, exhibits, developer panels, a surprise musical guest, and more. Call of Duty XP will also host the finals for the Call of Duty World League Championships, where teams from around the world will compete for a $3 million prize pool.

•                 On September 20, Activision and Bungie plan to release Rise of Iron, a large new expansion for the Destiny universe. The expansion will include a new location, a new Raid, a new Strike, more quests, weapons, and gear, and a new competitive multiplayer mode.

•                 On October 13, 2016, Activision is expected to release Skylanders®: Imaginators, an innovative new title. For the first time ever, players will be able to create their own Skylanders characters. Skylanders™ Academy, a new TV series celebrating the beloved kids franchise is expected to premiere on Netflix this fall.

Activision Blizzard Announces Q2 2016 Financial Results

•                 On November 4, 2016, Activision is expected to launch the highly anticipated Call of Duty: Infinite Warfare. This is the first release on a three-year development cycle from award-winning studio, Infinity Ward. Fans will also have the opportunity to purchase Legacy and Digital Deluxe Editions including a remastered copy of Call of Duty: Modern Warfare®, one of the most beloved games of the franchise.

•                 Blizzard’s tenth BlizzCon® will be returning to the Anaheim Convention Center on Friday, November 4, and Saturday, November 5. Thousands of tickets again sold out in a matter of minutes, but online access via the purchase of a BlizzCon Virtual Ticket is again available for this year’s show.

•                 King is expected to have one additional non-Candy Crush franchise release coming towards the end of the year.

•                 Based on its year-to-date results, Activision Blizzard is raising its full-year net revenues and earnings per share outlook. The company’s third-quarter and full-year net revenues and earnings per share outlook are as follows:

(in millions, except EPS)	GAAP Outlook	Non-GAAP Outlook (redefined)	Impact of GAAP deferralsD

CY 2016
Net Revenues	$6,400	$6,400	$75
EPS	$0.87	$1.83	$0.07
Fully Diluted Shares*	765	765

Q3 2016
Net Revenues	$1,490	$1,490	$45
EPS	$0.06	$0.39	$0.01
Fully Diluted Shares*	760	760

* Fully diluted weighted average shares include participating securities and dilutive options on a weighted average basis.

As referenced on our July 29, 2016 call, if you would like to calculate Non-GAAP (as previously defined) revenues and EPS, in order to do year-over-year comparisons, you would add the impact of GAAP deferrals to GAAP Revenues and to Non-GAAP (redefined) EPS. See footnote D for further explanation.

Currency Assumptions for 2016 Outlook:

•                 $1.11 USD/Euro for current outlook (vs. average of $1.11 for 2015 and $1.33 for 2014)

•                 $1.31 USD/British Pound Sterling for current outlook (vs. average of $1.53 for 2015 and $1.65 for 2014)

Activision Blizzard Announces Q2 2016 Financial Results

Debt Repayment and Cash Dividend

In the quarter ended June 30, 2016, we made prepayments to reduce our total outstanding term loans by $816 million. Furthermore, the company paid a cash dividend of $0.26 per common share, a 13% increase year-over-year, in May 2016 to shareholders of record at the close of business on March 30, 2016, totaling $195 million.

Conference Call

Today at 4:30 p.m. EDT, Activision Blizzard’s management will host a conference call and Webcast to discuss the company’s results for the quarter ended June 30, 2016 and management’s outlook for the remainder of the calendar year. The company welcomes all members of the financial and media communities and other interested parties to visit the “Investor Relations” area of www.activisionblizzard.com to listen to the conference call via live Webcast or to listen to the call live by dialing into 866-598-9332 in the U.S. with passcode 5764728.

About Activision Blizzard

Activision Blizzard, Inc., a member of the S&P 500, is the world’s most successful standalone interactive entertainment company. We delight nearly 500 million monthly active users around the world through franchises including Activision’s Call of Duty®, Destiny and Skylanders®, Blizzard Entertainment’s World of Warcraft®, StarCraft®, Diablo®, Hearthstone®: Heroes of Warcraft™ and Overwatch®, and King’s Candy Crush™, Pet Rescue™ and Farm Heroes™. The company is one of the Fortune “100 Best Companies To Work For®”. Headquartered in Santa Monica, California, Activision Blizzard has operations throughout the world, and its games are played in 196 countries. More information about Activision Blizzard and its products can be found on the company’s website, www.activisionblizzard.com.

1 NetEase

2 Gametrics.com

3 Based on data from the NPD Group and GfK Chart-Track

4 U.S. ranking for Apple App Store and Google Play Store, per App Annie Intelligence for second quarter 2016

A Monthly Active User (“MAU”) Definition: We monitor MAUs as a key measure of the overall size of our user base and their regular engagement with our portfolio of games. MAUs are the number of individuals who played a particular game in a given month. We calculate average MAUs in a period by adding the total number of MAUs in each of the months in a given period and dividing that total by the number of months in the period. An individual who plays two of our games would be counted as two users. In addition, due to technical limitations with respect to Activision Publishing and King MAUs, an individual who plays the same game on two platforms or devices in the relevant period would be counted as two users. For Blizzard MAUs, an individual who plays the same game on two platforms or devices in the relevant period would generally be counted as a single user.

B The difference between the GAAP and non-GAAP measurement represents the net effect of accounting treatment from revenue deferrals on certain of our online enabled products. In-game content is defined as content and services that can be purchased once the player starts playing a game, e.g. DLC such as map packs, micro-transactions such as loot boxes or gold bars, and value added services such as paid character boosts. It does not include subscriptions.

Activision Blizzard Announces Q2 2016 Financial Results

C Gross bookings is an operating metric that represents the total cash spent by players in the period for the purchase of virtual items. King uses gross bookings to evaluate its results of operations, generate future operating plans and assess performance. Gross bookings is the total price paid by players, which includes indirect taxes (sales tax or value added tax etc.), platform providers fees, and King’s share of revenues.

D Net effect of accounting treatment from revenue deferrals on certain of our online enabled products. Some of our games’ online functionality represents an essential component of gameplay and, as a result, a more-than-inconsequential separate deliverable. As a result, we recognize revenues attributed to these game titles over their estimated service periods, which is generally less than a year. The related cost of revenues is deferred and recognized as an expense as the related revenues are recognized. Impact from changes in deferrals refers to the net effect from revenue deferrals accounting treatment for the purposes of revenues, and together with the related cost of revenues deferrals treatment and the related tax impacts for the purposes of EPS. Internally, management excludes the impact of this change in deferred revenues and related cost of revenues when evaluating the company’s operating performance, when planning, forecasting and analyzing future periods, and when assessing the performance of its management team. Management believes this is appropriate because doing so enables an analysis of performance based on the timing of actual transactions with our customers. In addition, management believes excluding the change in deferred revenues and the related cost of revenues provides a much more timely indication of trends in our operating results.

Non-GAAP (as previously defined) and Non-GAAP (redefined) Financial Measures: We provide Non-GAAP (as previously defined) financial measures and Non-GAAP (redefined) financial measures in this earnings release. The only difference between the two measures is the inclusion (Non-GAAP (redefined)) or exclusion (Non-GAAP (as previously defined)) of the impact from revenue deferrals accounting treatment on certain of our online enabled products. We have reported our second quarter of 2016 results under Generally Accepted Accounting Principles (“GAAP”), Non-GAAP (as previously defined) and Non-GAAP (redefined). We have provided our outlook for the third quarter and full year of 2016 under GAAP, and Non-GAAP (redefined). This is the last quarter we will report Non-GAAP (as previously defined) financial measures. In accordance with the updated Compliance and Disclosure Interpretations issued by the SEC staff on May 17, 2016, going forward, we will only be providing results and outlook using GAAP and Non-GAAP (redefined).

Non-GAAP (redefined) Financial Measures: As a supplement to our financial measures presented in accordance with Generally Accepted Accounting Principles (“GAAP”), Activision Blizzard presents certain non-GAAP measures of financial performance. These non-GAAP financial measures are not intended to be considered in isolation from, as a substitute for, or as more important than, the financial information prepared and presented in accordance with GAAP. In addition, these non-GAAP measures have limitations in that they do not reflect all of the items associated with the company’s results of operations as determined in accordance with GAAP.

Activision Blizzard provides net income (loss), earnings (loss) per share and operating margin data and guidance both including (in accordance with GAAP) and excluding (non-GAAP) certain items. When relevant, the Company also provides constant FX information to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuations. In addition, Activision Blizzard provides EBITDA (defined as GAAP net income (loss) before interest (income) expense, income taxes, depreciation and amortization) and adjusted EBITDA (defined as non-GAAP operating margin (see non-GAAP financial measure below) before depreciation).  The non-GAAP financial measures exclude the following items, as applicable in any given reporting period and our outlook:

•      expenses related to stock-based compensation;

•      the amortization of intangibles from purchase price accounting;

•      fees and other expenses related to the King acquisition, inclusive of related debt financings, and future refinancing of long-term debt, including penalties and the write off of unamortized discount and deferred financing costs; and

•      the income tax adjustments associated with any of the above items. We derive the income tax adjustments commensurate with the non-GAAP income before income tax expenses.

Activision Blizzard Announces Q2 2016 Financial Results

In the future, Activision Blizzard may also consider whether other items should also be excluded in calculating the non-GAAP financial measures used by the company. Management believes that the presentation of these non-GAAP financial measures provides investors with additional useful information to measure Activision Blizzard’s financial and operating performance. In particular, the measures facilitate comparison of operating performance between periods and help investors to better understand the operating results of Activision Blizzard by excluding certain items that may not be indicative of the company’s core business, operating results or future outlook. Internally, management uses these non-GAAP financial measures, along with others, in assessing the company’s operating results, and measuring compliance with the requirements of the company’s debt financing agreements, as well as in planning and forecasting.

Activision Blizzard’s non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles, and the terms non-GAAP net income, non-GAAP earnings per share, non-GAAP operating margin, and non-GAAP or adjusted EBITDA do not have a standardized meaning. Therefore, other companies may use the same or similarly named measures, but exclude different items, which may not provide investors a comparable view of Activision Blizzard’s performance in relation to other companies.

Management compensates for the limitations resulting from the exclusion of these items by considering the impact of the items separately and by considering Activision Blizzard’s GAAP, as well as non-GAAP, results and outlook, and by presenting the most comparable GAAP measures directly ahead of non-GAAP measures, and by providing a reconciliation that indicates and describes the adjustments made.

Cautionary Note Regarding Forward-looking Statements: The statements contained in this press release that are not historical facts are forward-looking statements, including, but not limited to, statements about (1) projections of revenues, expenses, income or loss, earnings or loss per share, cash flow or other financial items; (2) statements of our plans and objectives, including those related to product releases; (3) statements of future financial or operating performance; (4) statements relating to the acquisition of King and expected impact of that transaction, including without limitation, the expected impact on Activision Blizzard, Inc.’s future financial results; (5) statements about potential future debt refinancing or other capital structure changes; and (6) statements of assumptions underlying such statements. The company generally uses words such as “outlook,” “forecast,” “will,” “could,” “should,” “would,” “to be,” “plan,” “plans,” “believes,” “may,” “might,” “expects,” “intends,” “intends as,” “anticipates,” “estimate,” “future,” “positioned,” “potential,” “project,” “remain,” “scheduled,” “set to,” “subject to,” “upcoming” and other similar expressions to help identify forward-looking statements. Forward-looking statements are subject to business and economic risk, reflect management’s current expectations, estimates and projections about our business, and are inherently uncertain and difficult to predict.

The company cautions that a number of important factors could cause Activision Blizzard’s actual future results and other future circumstances to differ materially from those expressed in any forward looking statements. Such factors include, but are not limited to: uncertainties as to whether and when Activision Blizzard will be able to realize the anticipated financial results from the acquisition of King; the integration of King being more difficult, time-consuming or costly than expected; the diversion of management time and attention to issues relating to the operations and integration of King; sales levels of Activision Blizzard’s titles; increasing concentration of revenue among a small number of titles; Activision Blizzard’s ability to predict consumer preferences, including interest in specific genres, and preferences among hardware platforms; the amount of our debt and the limitations imposed by the covenants in the agreements governing our debt; adoption rate and availability of new hardware (including peripherals) and related software; counterparty risks relating to customers, licensees, licensors and manufacturers; maintenance of relationships with key personnel, customers, financing providers, licensees, licensors, manufacturers, vendors, and third-party developers, including the ability to attract, retain and develop key personnel and developers that can create high quality titles; changing business models, including digital delivery of content and the increased prevalence of free-to-play games; product delays or defects; competition, including from used games and other forms of entertainment; rapid changes in technology and industry standards; possible declines in software pricing; product returns and price protection; the identification of suitable future acquisition opportunities and potential challenges associated with geographic expansion; the seasonal and cyclical nature of the interactive entertainment market; the outcome of current or future tax disputes; litigation risks and associated costs; protection of proprietary rights; shifts in consumer spending trends; capital market risks; applicable regulations; domestic and international economic, financial and political conditions and policies; tax rates and foreign exchange rates; the impact of the current macroeconomic environment; and the other factors identified in “Risk Factors” included in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent quarterly reports on Form 10-Q.

Activision Blizzard Announces Q2 2016 Financial Results

The forward-looking statements in this press release are based on information available to the company and we assume no obligation to update any such forward-looking statements. Although these forward-looking statements are believed to be true when made, they may ultimately prove to be incorrect. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and may cause actual results to differ materially from current expectations.

###

(Tables to Follow)

For Information Contact:

Amrita Ahuja	Mary Osako
SVP, Investor Relations	SVP, Global Communications
(310) 255-2075	(424) 322-5166
Amrita.Ahuja@Activision.com	Mary.Osako@Activision.com

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (Amounts in millions, except per share data)	1

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Net revenues
Product sales	$501	$528	$1,145	$1,311
Subscription, licensing and other revenues[1]	1,069	516	1,880	1,011
Net revenues	1,570	1,044	3,025	2,322

Costs and expenses
Cost of revenues - product sales:
Product costs	149	147	318	349
Software royalties, amortization, and intellectual property licenses	80	70	208	211
Cost of revenues - subscription, licensing, and other:
Game operations and distribution costs	241	61	383	120
Software royalties, amortization, and intellectual property licenses	128	19	180	30
Product development	249	149	424	294
Sales and marketing	322	164	490	256
General and administrative	169	102	329	188
Total costs and expenses	1,338	712	2,332	1,448

Operating income	232	332	693	874

Interest and other expense (income), net	65	50	117	100

Income before income tax expense	167	282	576	774

Income tax expense	40	70	113	168

Net income	$127	$212	$463	$606

Basic earnings per common share [2]	$0.17	$0.29	$0.62	$0.82
Weighted average common shares outstanding	739	727	737	725

Diluted earnings per common share [2]	$0.17	$0.29	$0.61	$0.81
Weighted average common shares outstanding assuming dilution	750	735	748	734

1                   Subscription, licensing and other revenues represent revenues from World of Warcraft subscriptions, licensing royalties from our products and franchises, value-added services, downloadable content, microtransactions, and other miscellaneous revenues.

2                   The company calculates earnings per share pursuant to the two-class method which requires the allocation of net income between common shareholders and participating security holders. We had, on a weighted-average basis, participating securities of approximately 3 million for the three and six months ended June 30, 2016, and 9 million and 10 million for the three and six months ended June 30, 2015, respectively.  For the three and six months ended June 30, 2016, net income attributable to Activision Blizzard, Inc. common shareholders used to calculate earnings per common share, assuming dilution, was $126 million and $460 million, respectively, as compared to total net income of $127 million and $463 million, respectively, for the same period. For the three and six months ended June 30, 2015, net income attributable to Activision Blizzard, Inc. common shareholders used to calculate earnings per common share, assuming dilution, was $210 million and $597 million, respectively, as compared to total net income of $212 million and $606 million, respectively, for the same period.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (Amounts in millions)	2

	June 30, 2016	December 31, 2015

Assets
Current assets
Cash and cash equivalents	$2,271	$1,823
Accounts receivable, net	462	679
Inventories, net	94	128
Software development	287	336
Other current assets	306	421
Total current assets	3,420	3,387
Cash in escrow	—	3,561
Software development	150	80
Property and equipment, net	260	189
Deferred income taxes, net	405	275
Other assets	320	177
Intangible assets, net	2,281	482
Goodwill	9,771	7,095
Total assets	$16,607	$15,246

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$176	$284
Deferred revenues	1,238	1,702
Accrued expenses and other liabilities	721	625
Current portion of long-term debt, net	56	—
Total current liabilities	2,191	2,611
Long-term debt, net	4,977	4,074
Deferred income taxes, net	50	10
Other liabilities	835	483
Total liabilities	8,053	7,178

Shareholders’ equity
Common stock	—	—
Additional paid-in capital	10,425	10,242
Treasury stock	(5,588)	(5,637)
Retained earnings	4,366	4,096
Accumulated other comprehensive loss	(649)	(633)
Total shareholders’ equity	8,554	8,068
Total liabilities and shareholders’ equity	$16,607	$15,246

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES RECONCILIATION OF GAAP NET INCOME TO NON-GAAP MEASURES (Amounts in millions, except per share data)	3

Three Months Ended June 30, 2016	Net Revenues	Cost of Revenues - Product Sales: Product Costs	Cost of Revenues - Product Sales: Software Royalties and Amortization	Cost of Revenues - Subs/Lic/Other: Game Operations and Distribution Costs	Cost of Revenues - Subs/Lic/Other: Software Royalties and Amortization	Product Development	Sales and Marketing	General and Administrative	Total Costs and Expenses
GAAP Measurement	$1,570	$149	$80	$241	$128	$249	$322	$169	$1,338
Stock-based compensation[1]	—	—	(6)	—	(1)	(13)	(4)	(17)	(41)
Amortization of intangible assets[2]	—	—	(1)	—	(122)	—	(78)	(2)	(203)
Fees and other expenses related to acquisitions[3]	—	—	—	—	—	—	—	(4)	(4)
Non-GAAP (redefined) Measurement	$1,570	$149	$73	$241	$5	$236	$240	$146	$1,090

Net effect of deferred revenues and related cost of revenues[4]	$39	$(44)	$(34)	$7	$2	$—	$—	$—	$(69)

Non-GAAP (as previously defined) Measurement[6]	$1,609	$105	$39	$248	$7	$236	$240	$146	$1,021

	Operating Income	Net Income	Basic Earnings per Share	Diluted Earnings per Share
GAAP Measurement	$232	$127	$0.17	$0.17
Stock-based compensation[1]	41	41	0.06	0.06
Amortization of intangible assets[2]	203	203	0.27	0.27
Fees and other expenses related to acquisitions[3]	4	5	0.01	0.01
Income tax impacts from items above[5]	—	(35)	(0.05)	(0.05)
Non-GAAP (redefined) Measurement	$480	$341	$0.46	$0.45

Net effect of deferred revenues and related cost of revenues[4]	$108	$63	$0.08	$0.09

Non-GAAP (as previously defined) Measurement[6]	$588	$404	$0.54	$0.54

[1]	Includes expenses related to stock-based compensation.
[2]	Reflects amortization of intangible assets from purchase price accounting.
[3]	Reflects fees and other expenses related to the acquisition of King Digital Entertainment (“King Acquisition”), inclusive of related debt financings.
[4]

Reflects the net effect from deferral of revenues and (recognition) of deferred revenues, along with related cost of revenues, on certain of our online enabled products, including the effects of taxes.

[5]	Reflects the income tax impact associated with the above items. We derive the income tax impacts commensurate with the non-GAAP income before income tax expenses.
[6]

We have provided Non-GAAP (as previously defined) financial measures and Non-GAAP (redefined) financial measures in this earnings release. The only difference between the two measures is the inclusion (Non-GAAP (redefined)) or exclusion (Non-GAAP (as previously defined)) of the impact from revenue deferrals accounting treatment on certain of our online enabled products. We reported our second quarter of 2016 results under GAAP, Non-GAAP (as previously defined) and Non-GAAP (redefined). This is the last quarter we will report Non-GAAP (as previously defined) financial measures and going forward, we will only be providing GAAP and Non-GAAP (redefined) results.

The GAAP, non-GAAP (redefined), and non-GAAP (as previously defined) earnings per share information is presented as calculated.  The sum of these measures, as presented, may differ due to the impact of rounding.

The company calculates earnings per share pursuant to the two-class method which requires the allocation of net income between common shareholders and participating security holders. For the three months ended June 30, 2016, net income attributable to Activision Blizzard, Inc. common shareholders used to calculate non-GAAP (redefined) earnings per common share, assuming dilution, was $340 million, as compared to total net income of $341 million, for the same period. For the three months ended June 30, 2016, net income attributable to Activision Blizzard, Inc. common shareholders used to calculate non-GAAP (as previously defined) earnings per common share, assuming dilution, was $402 million, as compared to total net income of $404 million, for the same period.

For purposes of calculating earnings per share, we had, on a weighted-average basis, common shares outstanding of 739 million, participating securities of approximately 3 million, and dilutive shares of 11 million during the three months ended June 30, 2016.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES RECONCILIATION OF GAAP NET INCOME TO NON-GAAP MEASURES (Amounts in millions, except per share data )	4

Six Months Ended June 30, 2016	Net Revenues	Cost of Revenues - Product Sales: Product Costs	Cost of Revenues - Product Sales: Software Royalties and Amortization	Cost of Revenues - Subs/Lic/Other: Game Operations and Distribution Costs	Cost of Revenues - Subs/Lic/Other: Software Royalties and Amortization	Product Development	Sales and Marketing	General and Administrative	Total Costs and Expenses
GAAP Measurement	$3,025	$318	$208	$383	$180	$424	$490	$329	$2,332
Stock-based compensation[1]	—	—	(14)	—	(1)	(23)	(7)	(40)	(85)
Amortization of intangible assets[2]	—	—	(2)	(1)	(168)	—	(111)	(3)	(285)
Fees and other expenses related to acquisitions[3]	—	—	—	—	—	—	—	(38)	(38)
Non-GAAP (redefined ) Measurement	$3,025	$318	$192	$382	$11	$401	$372	$248	$1,924

Net effect of deferred revenues and related cost of revenues[4]	$(508)	$(127)	$(122)	$3	$(1)	$—	$—	$—	$(247)

Non-GAAP (as previously defined ) Measurement[6]	$2,517	$191	$70	$385	$10	$401	$372	$248	$1,677

	Operating Income	Net Income	Basic Earnings per Share	Diluted Earnings per Share
GAAP Measurement	$693	$463	$0.62	$0.61
Stock-based compensation[1]	85	85	0.12	0.11
Amortization of intangible assets[2]	285	285	0.38	0.38
Fees and other expenses related to acquisitions[3]	38	41	0.06	0.05
Income tax impacts from items above[5]	—	(92)	(0.12)	(0.12)
Non-GAAP (redefined ) Measurement	$1,101	$782	$1.06	$1.04

Net effect of deferred revenues and related cost of revenues[4]	$(261)	$(205)	$(0.28)	$(0.27)

Non-GAAP (as previously defined ) Measurement[6]	$840	$577	$0.78	$0.77

[1]	Includes expenses related to stock-based compensation.
[2]	Reflects amortization of intangible assets from purchase price accounting.
[3]	Reflects fees and other expenses related to the acquisition of King Digital Entertainment (“King Acquisition”), inclusive of related debt financings.
[4]

Reflects the net effect from deferral of revenues and (recognition) of deferred revenues, along with related cost of revenues, on certain of our online enabled products, including the effects of taxes.

[5]	Reflects the income tax impact associated with the above items. We derive the income tax impacts commensurate with the non-GAAP income before income tax expenses.
[6]

We have provided Non-GAAP (as previously defined) financial measures and Non-GAAP (redefined) financial measures in this earnings release. The only difference between the two measures is the inclusion (Non-GAAP (redefined)) or exclusion (Non-GAAP (as previously defined)) of the impact from revenue deferrals accounting treatment on certain of our online enabled products. We reported our second quarter of 2016 results under GAAP, Non-GAAP (as previously defined) and Non-GAAP (redefined). This is the last quarter we will report Non-GAAP (as previously defined) financial measures and going forward, we will only be providing GAAP and Non-GAAP (redefined) results.

The GAAP, non-GAAP (redefined ), and non-GAAP (as previously defined) earnings per share information is presented as calculated. The sum of these measures, as presented, may differ due to the impact of rounding.

The company calculates earnings per share pursuant to the two-class method which requires the allocation of net income between common shareholders and participating security holders. For the six months ended June 30, 2016, net income attributable to Activision Blizzard, Inc. common shareholders used to calculate non-GAAP (redefined) earnings per common share, assuming dilution, was $778 million, as compared to total net income of $782 million, for the same period. For the six months ended June 30, 2016, net income attributable to Activision Blizzard, Inc. common shareholders used to calculate non-GAAP (as previously defined) earnings per common share, assuming dilution, was $573 million, as compared to total net income of $577 million, for the same period.

For purposes of calculating earnings per share, we had, on a weighted-average basis, common shares outstanding of 737 million, participating securities of approximately 3 million, and dilutive shares of 11 million during the six months ended June 30, 2016.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES RECONCILIATION OF GAAP NET INCOME TO NON-GAAP MEASURES (Amounts in millions, except per share data)	5

Three Months Ended June 30, 2015	Net Revenues	Cost of Revenues - Product Sales: Product Costs	Cost of Revenues - Product Sales: Software Royalties and Amortization	Cost of Revenues - Subs/Lic/Other: Game Operations and Distribution Costs	Cost of Revenues - Subs/Lic/Other: Software Royalties and Amortization	Product Development	Sales and Marketing	General and Administrative	Total Costs and Expenses
GAAP Measurement	$1,044	$147	$70	$61	$19	$149	$164	$102	$712
Stock-based compensation[1]	—	—	(2)	—	(1)	(6)	(2)	(10)	(21)
Amortization of intangible assets[2]	—	—	(1)	—	—	—	—	—	(1)
Non-GAAP (redefined) Measurement	$1,044	$147	$67	$61	$18	$143	$162	$92	$690

Net effect of deferred revenues and related cost of revenues[3]	$(285)	$(66)	$(57)	$8	$11	$—	$—	$—	$(104)

Non-GAAP (as previously defined) Measurement[5]	$759	$81	$10	$69	$29	$143	$162	$92	$586

	Operating Income	Net Income	Basic Earnings per Share	Diluted Earnings per Share
GAAP Measurement	$332	$212	$0.29	$0.29
Stock-based compensation[1]	21	21	0.03	0.03
Amortization of intangible assets[2]	1	1	—	—
Income tax impacts from items above[4]	—	(5)	(0.01)	(0.01)
Non-GAAP (redefined) Measurement	$354	$229	$0.31	$0.31

Net effect of deferred revenues and related cost of revenues[3]	$(181)	$(136)	$(0.18)	$(0.18)

Non-GAAP (as previously defined) Measurement[5]	$173	$93	$0.13	$0.13

[1]	Includes expenses related to stock-based compensation.
[2]	Reflects amortization of intangible assets from purchase price accounting.
[3]

Reflects the net effect from deferral of revenues and (recognition) of deferred revenues, along with related cost of revenues, on certain of our online enabled products, including the effects of taxes.

[4]	Reflects the income tax impact associated with the above items. We derive the income tax impacts commensurate with the non-GAAP income before income tax expenses.
[5]

We have provided Non-GAAP (as previously defined) financial measures and Non-GAAP (redefined) financial measures in this earnings release. The only difference between the two measures is the inclusion (Non-GAAP (redefined)) or exclusion (Non-GAAP (as previously defined)) of the impact from revenue deferrals accounting treatment on certain of our online enabled products. We reported our second quarter of 2016 results under GAAP, Non-GAAP (as previously defined) and Non-GAAP (redefined). This is the last quarter we will report Non-GAAP (as previously defined) financial measures and going forward, we will only be providing GAAP and Non-GAAP (redefined) results.

The GAAP, non-GAAP (redefined), and non-GAAP (as previously defined) earnings per share information is presented as calculated.  The sum of these measures, as presented, may differ due to the impact of rounding.

The company calculates earnings per share pursuant to the two-class method which requires the allocation of net income between common shareholders and participating security holders. For the three months ended June 30, 2015, net income attributable to Activision Blizzard, Inc. common shareholders used to calculate non-GAAP (redefined) earnings per common share, assuming dilution, was $226 million, as compared to total net income of $229 million, for the same period. For the three months ended June 30, 2015, net income attributable to Activision Blizzard, Inc. common shareholders used to calculate non-GAAP (as previously defined) earnings per common share, assuming dilution, was $92 million, as compared to total net income of $93 million, for the same period.

For purposes of calculating earnings per share, we had, on a weighted-average basis, common shares outstanding of 727 million, participating securities of approximately 9 million, and dilutive shares of 8 million during the three months ended June 30, 2015.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES RECONCILIATION OF GAAP NET INCOME TO NON-GAAP MEASURES (Amounts in millions, except per share data)	6

Six Months Ended June 30, 2015	Net Revenues	Cost of Revenues - Product Sales: Product Costs	Cost of Revenues - Product Sales: Software Royalties and Amortization	Cost of Revenues - Subs/Lic/Other: Game Operations and Distribution Costs	Cost of Revenues - Subs/Lic/Other: Software Royalties and Amortization	Product Development	Sales and Marketing	General and Administrative	Total Costs and Expenses
GAAP Measurement	$2,322	$349	$211	$120	$30	$294	$256	$188	$1,448
Stock-based compensation[1]	—	—	(5)	—	(2)	(14)	(4)	(19)	(44)
Amortization of intangible assets[2]	—	—	(3)	—	—	—	—	—	(3)
Non-GAAP (redefined) Measurement	$2,322	$349	$203	$120	$28	$280	$252	$169	$1,401

Net effect of deferred revenues and related cost of revenues[3]	$(860)	$(176)	$(173)	$7	$27	$—	$—	$—	$(315)

Non-GAAP (as previously defined) Measurement[5]	$1,462	$173	$30	$127	$55	$280	$252	$169	$1,086

	Operating Income	Net Income	Basic Earnings per Share	Diluted Earnings per Share
GAAP Measurement	$874	$606	$0.82	$0.81
Stock-based compensation[1]	44	44	0.06	0.06
Amortization of intangible assets[2]	3	3	—	—
Income tax impacts from items above[4]	—	(13)	(0.01)	(0.01)
Non-GAAP (redefined) Measurement	$921	$640	$0.87	$0.86

Net effect of deferred revenues and related cost of revenues[3]	$(545)	$(431)	$(0.59)	$(0.58)

Non-GAAP (as previously defined) Measurement[5]	$376	$209	$0.28	$0.28

[1]	Includes expenses related to stock-based compensation.
[2]	Reflects amortization of intangible assets from purchase price accounting.
[3]

Reflects the net effect from deferral of revenues and (recognition) of deferred revenues, along with related cost of revenues, on certain of our online enabled products, including the effects of taxes.

[4]	Reflects the income tax impact associated with the above items. We derive the income tax impacts commensurate with the non-GAAP income before income tax expenses.
[5]

We have provided Non-GAAP (as previously defined) financial measures and Non-GAAP (redefined) financial measures in this earnings release. The only difference between the two measures is the inclusion (Non-GAAP (redefined)) or exclusion (Non-GAAP (as previously defined)) of the impact from revenue deferrals accounting treatment on certain of our online enabled products. We reported our second quarter of 2016 results under GAAP, Non-GAAP (as previously defined) and Non-GAAP (redefined). This is the last quarter we will report Non-GAAP (as previously defined) financial measures and going forward, we will only be providing GAAP and Non-GAAP (redefined) results.

The GAAP, non-GAAP (redefined), and non-GAAP (as previously defined) earnings per share information is presented as calculated.  The sum of these measures, as presented, may differ due to the impact of rounding.

The company calculates earnings per share pursuant to the two-class method which requires the allocation of net income between common shareholders and participating security holders. For the six months ended June 30, 2015, net income attributable to Activision Blizzard, Inc. common shareholders used to calculate non-GAAP (redefined) earnings per common share, assuming dilution, was $630 million, as compared to total net income of $640 million, for the same period. For the six months ended June 30, 2015, net income attributable to Activision Blizzard, Inc. common shareholders used to calculate non-GAAP (as previously defined) earnings per common share, assuming dilution, was $205 million, as compared to total net income of $209 million, for the same period.

For purposes of calculating earnings per share, we had, on a weighted-average basis, common shares outstanding of 725 million, participating securities of approximately 10 million, and dilutive shares of 9 million during the six months ended June 30, 2015.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES	7

FINANCIAL INFORMATION

For the Three and Six Months Ended June 30, 2016 and 2015

(Amounts in millions)

	Three Months Ended
	June 30, 2016		June 30, 2015		$ Increase	% Increase
	Amount	% of Total[1]	Amount	% of Total[1]	(Decrease)	(Decrease)
Net Revenues by Distribution Channel
Digital online channels[2]	$1,141	73%	$569	55%	$572	101%
Retail channels	374	24	414	40	(40)	(10)
Other[3]	55	4	61	6	(6)	(10)
Total consolidated net revenues	1,570	100	1,044	100	526	50

Change in deferred revenues[4]
Digital online channels[2]	261		42
Retail channels	(222)		(327)
Total changes in deferred revenues	39		(285)

Non-GAAP (as previously defined) Net Revenues by Distribution Channel[5]
Digital online channels[2]	1,402	87	611	81	791	129
Retail channels	152	9	87	11	65	75
Other[3]	55	3	61	8	(6)	(10)
Total non-GAAP (as previously defined) net revenues[5]	$1,609	100%	$759	100%	$850	112%

	Six Months Ended
	June 30, 2016		June 30, 2015		$ Increase	% Increase
	Amount	% of Total[1]	Amount	% of Total[1]	(Decrease)	(Decrease)
Net Revenues by Distribution Channel
Digital online channels[2]	$2,067	68%	$1,150	50%	$917	80%
Retail channels	856	28	1,063	46	(207)	(19)
Other[3]	102	3	109	5	(7)	(6)
Total consolidated net revenues	3,025	100	2,322	100	703	30

Change in deferred revenues[4]
Digital online channels[2]	132		(1)
Retail channels	(640)		(859)
Total changes in deferred revenues	(508)		(860)

Non-GAAP (as previously defined) Net Revenues by Distribution Channel[5]
Digital online channels[2]	2,199	87	1,149	79	1,050	91
Retail channels	216	9	204	14	12	6
Other[3]	102	4	109	7	(7)	(6)
Total non-GAAP (as previously defined) net revenues[5]	$2,517	100%	$1,462	100%	$1,055	72%

1       The percentages of total are presented as calculated. Therefore the sum of these percentages, as presented, may differ due to the impact of rounding.

2       Net revenues from digital online channels represent revenues from digitally distributed subscriptions, licensing royalties, value-added services, downloadable content, microtransactions, and products.

3       Net revenues from Other include revenues from our Major League Gaming, studios, and distribution businesses.

4       Reflects the net effect from deferral of revenues and (recognition) of deferred revenues on certain of our online enabled products, including the effect of taxes.

5       We have provided Non-GAAP (as previously defined) financial measures and Non-GAAP (redefined) financial measures in this earnings release. The only difference between the two measures is the inclusion (Non-GAAP (redefined)) or exclusion (Non-GAAP (as previously defined)) of the impact from revenue deferrals accounting treatment on certain of our online enabled products. We reported our second quarter of 2016 results under GAAP, Non-GAAP (as previously defined) and Non-GAAP (redefined). This is the last quarter we will report Non-GAAP (as previously defined) financial measures and going forward, we will only be providing GAAP and Non-GAAP (redefined) results.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES	8

FINANCIAL INFORMATION

For the Three and Six Months Ended June 30, 2016 and 2015

(Amounts in millions)

	Three Months Ended
	June 30, 2016		June 30, 2015		$ Increase	% Increase
	Amount	% of Total[1]	Amount	% of Total[1]	(Decrease)	(Decrease)
Net Revenues by Platform
Console	$650	41%	$559	54%	$91	16%
PC2	411	26	370	35	41	11
Mobile and ancillary[3]	454	29	54	5	400	NM
Other[4]	55	4	61	6	(6)	(10)
Total consolidated net revenues	1,570	100	1,044	100	526	50

Change in deferred revenues[5]
Console	(210)		(283)
PC2	219		(28)
Mobile and ancillary[3]	30		26
Total changes in deferred revenues	39		(285)

Non-GAAP (as previously defined) Net Revenues by Platform[6]
Console	440	27	276	36	164	59
PC2	630	39	342	45	288	84
Mobile and ancillary[3]	484	30	80	11	404	NM
Other[4]	55	3	61	8	(6)	(10)
Total non-GAAP (as previously defined) net revenues[6]	$1,609	100%	$759	100%	$850	112%

	Six Months Ended
	June 30, 2016		June 30, 2015		$ Increase	% Increase
	Amount	% of Total[1]	Amount	% of Total[1]	(Decrease)	(Decrease)
Net Revenues by Platform
Console	$1,415	47%	$1,317	57%	$98	7%
PC2	811	27	755	33	56	7
Mobile and ancillary[3]	697	23	141	6	556	NM
Other[4]	102	3	109	5	(7)	(6)
Total consolidated net revenues	3,025	100	2,322	100	703	30

Change in deferred revenues[5]
Console	(648)		(808)
PC2	121		(78)
Mobile and ancillary[3]	19		26
Total changes in deferred revenues	(508)		(860)

Non-GAAP (as previously defined) Net Revenues by Platform[6]
Console	767	30	509	35	258	51
PC2	932	37	677	46	255	38
Mobile and ancillary[3]	716	28	167	11	549	NM
Other[4]	102	4	109	7	(7)	(6)
Total non-GAAP (as previously defined) net revenues[6]	$2,517	100%	$1,462	100%	$1,055	72%

1                   The percentages of total are presented as calculated. Therefore the sum of these percentages, as presented, may differ due to the impact of rounding.

2                   Net revenues from PC include revenues that were historically shown as “Online.”

3                   Net revenues from mobile and ancillary include revenues from handheld, mobile and tablet devices, as well as non-platform specific game related revenues such as standalone sales of toys and accessories products from the Skylanders franchise and other physical merchandise and accessories.

4                   Net revenues from Other include revenues from our Major League Gaming, studios, and distribution businesses.

5                   Reflects the net effect from deferral of revenues and (recognition) of deferred revenues on certain of our online enabled products, including the effect of taxes.

6                   We have provided Non-GAAP (as previously defined) financial measures and Non-GAAP (redefined) financial measures in this earnings release. The only difference between the two measures is the inclusion (Non-GAAP (redefined)) or exclusion (Non-GAAP (as previously defined)) of the impact from revenue deferrals accounting treatment on certain of our online enabled products. We reported our second quarter of 2016 results under GAAP, Non-GAAP (as previously defined) and Non-GAAP (redefined). This is the last quarter we will report Non-GAAP (as previously defined) financial measures and going forward, we will only be providing GAAP and Non-GAAP (redefined) results.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES	9

FINANCIAL INFORMATION

For the Three and Six Months Ended June 30, 2016 and 2015

(Amounts in millions)

	Three Months Ended
	June 30, 2016		June 30, 2015		$ Increase	% Increase
	Amount	% of Total[1]	Amount	% of Total[1]	(Decrease)	(Decrease)
Net Revenues by Geographic Region
Americas	$860	55%	$551	53%	$309	56%
EMEA[2]	507	32	388	37	119	31
Asia Pacific	203	13	105	10	98	93
Total consolidated GAAP net revenues	1,570	100	1,044	100	526	50

Change in deferred revenues[3]
Americas	(24)		(198)
EMEA[2]	(17)		(113)
Asia Pacific	80		26
Total changes in net revenues	39		(285)

Non-GAAP (as previously defined) Net Revenues by Geographic Region[4]
Americas	836	52	353	47	483	137
EMEA[2]	490	30	275	36	215	78
Asia Pacific	283	18	131	17	152	116
Total non-GAAP (as previously defined) net revenues[4]	$1,609	100%	$759	100%	$850	112%

	Six Months Ended
	June 30, 2016		June 30, 2015		$ Increase	% Increase
	Amount	% of Total[1]	Amount	% of Total[1]	(Decrease)	(Decrease)
Net Revenues by Geographic Region
Americas	$1,613	53%	$1,255	54%	$358	29%
EMEA[2]	1,028	34	852	37	176	21
Asia Pacific	384	13	215	9	169	79
Total consolidated GAAP net revenues	3,025	100	2,322	100	703	30

Change in deferred revenues[3]
Americas	(317)		(548)
EMEA[2]	(211)		(309)
Asia Pacific	20		(3)
Total changes in net revenues	(508)		(860)

Non-GAAP (as previously defined) Net Revenues by Geographic Region[4]
Americas	1,296	51	707	48	589	83
EMEA[2]	817	32	543	37	274	50
Asia Pacific	404	16	212	15	192	91
Total non-GAAP (as previously defined) net revenues[4]	$2,517	100%	$1,462	100%	$1,055	72%

1	The percentages of total are presented as calculated. Therefore the sum of these percentages, as presented, may differ due to the impact of rounding.
2	EMEA consists of the Europe, Middle East, and Africa geographic regions.
3	Reflects the net effect from deferral of revenues and (recognition) of deferred revenues on certain of our online enabled products, including the effect of taxes.
4

We have provided Non-GAAP (as previously defined) financial measures and Non-GAAP (redefined) financial measures in this earnings release. The only difference between the two measures is the inclusion (Non-GAAP (redefined)) or exclusion (Non-GAAP (as previously defined)) of the impact from revenue deferrals accounting treatment on certain of our online enabled products. We reported our second quarter of 2016 results under GAAP, Non-GAAP (as previously defined) and Non-GAAP (redefined). This is the last quarter we will report Non-GAAP (as previously defined) financial measures and going forward, we will only be providing GAAP and Non-GAAP (redefined) results.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES FINANCIAL INFORMATION For the Three and Six Months Ended June 30, 2016 and 2015 (Amounts in millions)	10

	Three Months Ended
	June 30, 2016		June 30, 2015		$ Increase	% Increase
	Amount	% of Total[1]	Amount	% of Total[1]	(Decrease)	(Decrease)
Segment net revenues:
Activision[2]	$332	21%	$313	45%	$19	6%
Blizzard[3]	738	47	385	55	353	92
King[4]	484	31	—	—	484	NM
Reportable segments total	1,554	100%	698	100%	856	123
Reconciliation to consolidated net revenues:
Other segments[5]	55		61
Net effect from deferral of net revenues[6]	(39)		285
Consolidated net revenues	$1,570		$1,044		526	50%

Segment income (loss) from operations:
Activision[2]	$88		$57		$31	54%
Blizzard[3]	333		117		216	185
King[4]	176		—		176	NM
Reportable segments total	597		174		423	NM
Reconciliation to consolidated operating income and consolidated income before income tax expense
Other segments[5]	(9)		(1)
Net effect from certain revenues deferrals accounting treatment[6]	(108)		181
Stock-based compensation expense	(41)		(21)
Amortization of intangible assets	(203)		(1)
Fees and other expenses related to acquisitions[7]	(4)		—
Consolidated operating income	232		332		(100)	(30)
Interest and other expense (income), net	65		50
Consolidated income before income tax expense	$167		$282		(115)	(41)%
Operating margin from total reportable segments	38.4%		24.9%

	Six Months Ended
	June 30, 2016		June 30, 2015		$ Increase	% Increase
	Amount	% of Total[1]	Amount	% of Total[1]	(Decrease)	(Decrease)
Segment net revenues:
Activision[2]	$692	29%	$616	46%	$76	12%
Blizzard[3]	1,032	43	737	54	295	40
King[4]	691	29	—	—	691	NM
Reportable segments total	2,415	100%	1,353	100%	1,062	78
Reconciliation to consolidated net revenues:
Other segments[5]	102		109
Net effect from deferral of net revenues[6]	508		860
Consolidated net revenues	$3,025		$2,322		703	30%

Segment income (loss) from operations:
Activision[2]	$187		$121		$66	55%
Blizzard[3]	419		256		163	64
King[4]	243		—		243	NM
Reportable segments total	849		377		472	125
Reconciliation to consolidated operating income and consolidated income before income tax expense
Other segments[5]	(9)		(1)
Net effect from certain revenues deferrals accounting treatment[6]	261		545
Stock-based compensation expense	(85)		(44)
Amortization of intangible assets	(285)		(3)
Fees and other expenses related to acquisitions[7]	(38)		—
Consolidated operating income	693		874		(181)	(21)
Interest and other expense (income), net	117		100
Consolidated income before income tax expense	$576		$774		(198)	(26)%
Operating margin from total reportable segments	35.2%		27.9%

1                     The percentages of total are presented as calculated. Therefore the sum of these percentages, as presented, may differ due to the impact of rounding.

2                     Activision Publishing (“Activision”) — publishes interactive entertainment products and content.

3                     Blizzard Entertainment, Inc. (“Blizzard”) — publishes interactive entertainment products and online subscription-based games.

4                     King Digital Entertainment plc (“King”) — publishes interactive mobile entertainment products.

5                     Other includes other income and expenses from operating segments managed outside the reportable segments, including our Major League Gaming, studios, and distribution businesses. Other also includes unallocated corporate income and expenses.

6                     Reflects the net effect from deferral of revenues and (recognition) of deferred revenues, along with related cost of revenues, on certain of our online enabled products, including the effect of taxes.

7                     Reflects fees and other expenses related to the King Acquisition, inclusive of related debt financings.

Our segments are consistent with our internal organizational structure, the manner in which our operations are reviewed and managed by our Chief Executive Officer, who is our Chief Operating Decision Maker (“CODM”), the manner in which we assess operating performance and allocate resources, and the availability of separate financial information. The CODM reviews segment performance exclusive of the impact of the change in deferred revenues and related cost of revenues with respect to certain of our online-enabled products, stock-based compensation expense, amortization of intangible assets as a result of purchase price accounting, and fees and other expenses related to financings and acquisitions.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES EBITDA and Adjusted EBITDA	11

For the Trailing Twelve Months Ended June 30, 2016

(Amounts in millions)

					Trailing Twelve Months Ended

	September 30, 2015	December 31, 2015	March 31, 2016	June 30, 2016	June 30, 2016

GAAP Net Income	$127	$159	$336	$127	$749
Interest Expense, net	51	50	52	66	219
Provision for income taxes	18	42	73	40	173
Depreciation and amortization	25	30	107	233	395
EBITDA	221	281	568	466	1,536

Stock-based compensation expense[1]	28	22	44	41	135
Fees and other expenses related to acquisitions[2]	—	5	34	4	43
Adjusted EBITDA (redefined)	$249	$308	$646	$511	$1,714

Change in deferred net revenues and related cost of revenues[3]	$26	$554	$(369)	$108	$319

Adjusted EBITDA (as previously defined)[4]	$275	$862	$277	$619	$2,033

1                    Includes expenses related to stock-based compensation.

2                    Reflects fees and other expenses related to the King Acquisition, inclusive of related debt financings.

3                    Reflects the net effect from deferral of revenues and (recognition) of deferred revenues, along with related cost of revenues, on certain of our online enabled products, including the effect of taxes.

4                    We have provided Adjusted EBITDA (as previously defined) and Adjusted EBITDA (redefined) in this earnings release. The only difference between the two measures is the inclusion (Adjusted EBITDA (redefined)) or exclusion (Adjusted EBITDA (as previously defined)) of the impact from revenue deferrals accounting treatment on certain of our online enabled products. This is the last quarter we will report Adjusted EBITDA (as previously defined) and going forward, we will only be providing Adjusted EBITDA (redefined).

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES	12

SUPPLEMENTAL FINANCIAL INFORMATION

(Amounts in millions)

	Three Months Ended					Year over Year %
	June 30,	September 30,	December 31,	March 31,	June 30,	Increase
	2015	2015	2015	2016	2016	(Decrease)
Cash Flow Data
Operating Cash Flow	$135	$(181)	$1,029	$309	$479	255%
Capital Expenditures	28	46	16	27	44	57
Non-GAAP Free Cash Flow[1]	107	(227)	1,013	282	435	307

Operating Cash Flow - TTM[2]	1,394	1,358	1,192	1,292	1,636	17
Capital Expenditures - TTM[2]	94	112	111	117	133	41
Non-GAAP Free Cash Flow - TTM[2]	$1,300	$1,246	$1,081	$1,175	$1,503	16%

1 Non-GAAP free cash flow represents operating cash flow minus capital expenditures.

2 TTM represents trailing twelve months.  Operating Cash Flow for the three months ended March 31, 2015, three months ended December 31, 2014, and three months ended September 30, 2014 was $209 million, $1,195 million, and $(145) million, respectively.  Capital Expenditures for the three months ended March 31, 2015, three months ended December 31, 2014, and three months ended September 30, 2014 was $21 million, $17 million, and $28 million, respectively.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES	13

Outlook for the Three Months Ending September 30, 2016 and Year Ending December 31, 2016

GAAP to Non-GAAP (redefined) Reconciliation

(Amounts in millions, except per share data)

	Outlook for the	Outlook for the
	Three Months Ending	Year Ending
	September 30, 2016	December 31, 2016

Net Revenues[1]	$1,490	$6,400
Change in deferred revenues[2]	$45	$75

Earnings Per Diluted Share (GAAP)	$0.06	$0.87
Excluding the impact of:
Stock-based compensation[3]	0.06	0.24
Amortization of intangible assets[4]	0.26	0.92
Fees and other expenses related to acquisitions[5]	0.12	0.18
Income tax impacts from items above[6]	(0.11)	(0.39)
Earnings Per Diluted Share (Non-GAAP redefined)	$0.39	$1.83

Net effect of deferred net revenues and related cost of revenues on Earnings Per Diluted Share[7]	$0.01	$0.07

1                    Net Revenues represents the revenue outlook for both GAAP and Non-GAAP (redefined) as they are measured the same.

2                    Reflects the net effect from deferral of revenues and (recognition) of deferred revenues on certain of our online enabled products.

3                    Reflects expenses related to stock-based compensation.

4                    Reflects amortization of intangible assets from purchase price accounting, including intangible assets from the King Acquisition.

5                    Reflects fees and other expenses related to the King Acquisition, inclusive of related debt financings, as well as anticipated costs associated with potential future debt refinancings.

6                    Reflects the income tax impacts associated with the above items.  The outlook for the year ending December 31, 2016 is benefited by $0.07 from the adoption of a new accounting standard on share based payments.  The new standard requires that all excess tax benefits and tax deficiencies from stock-based compensation be recorded as an income tax expense or benefit that is treated as discrete items in the reporting period in which they occur. The $0.07 relates to the excess tax benefits on share based payments for the six months ended June 30, 2016. Due to the inherent uncertainties in share price and option exercise behavior, we do not forecast excess tax benefits or tax deficiencies.

7                    Reflects the net effect from deferral of revenues and (recognition) of deferred revenues, along with related cost of revenues, on certain of our online enabled products, including the effect of taxes.

The per share adjustments and the GAAP and non-GAAP earnings per share information are presented as calculated. Therefore the sum of these measures, as presented, may differ due to the impact of rounding.